PRESS RELEASE

Basic Earth Provides Update on Bakken Well in Banks Field

Thursday October 30, 8:20 am ET

DENVER, Oct. 30 /PRNewswire-FirstCall/ -- Basic Earth Science Systems, Inc. (Basic or the Company) (OTC Bulletin Board: BSIC - News) provided an update in its most recent Annual Report To Shareholders concerning the status of the well being drilled on its Banks Prospect farmout in McKenzie County, North Dakota. The Wil E. Coyote 2H-9 is operated by Panther Energy Company, LLC. (Panther). Under the previously disclosed farmout agreement Basic has a 6.5% carried working interest in this well. More details concerning this agreement can be found in previous press releases.

From the body of the Annual Report To Shareholders the Company stated, "As of the writing of this letter, Panther is drilling its first well. This is the good news. Like most new entrants to the Williston Basin, they are facing a difficult learning curve. Our observation is that the "learning" part is especially difficult for them. This seems to be the norm for most companies from outside of the area on their first well. The current benchmark for drilling a horizontal well is 24 days. At the time of this writing, Panther is on Day 62, at $6 million, and has yet to effectively leave the vertical wellbore; much less begin the horizontal portion of the well. While ominous, we are not overly concerned. We are not paying for this one, or the next. We cannot predict Panther's continued involvement or ours. It is conceivable, though not probable, that Panther would abandon this venture and we would regain our initial ownership. At the other extreme, it is conceivable that we will not elect to participate in Panther's third well. Until these decision points are reached and the numerous variables involved reveal themselves, Panther's continued interest or our timing to "jump-in" and participate remains undetermined."

"Panther has experienced a series of adverse events in the drilling of the Wil E Coyote well," commented Ray Singleton, President of Basic. "I have personally been on location to assess the situation. I have spoken to the on- site supervision team of the well. They believe they are the victims of a resurrected, out-of-area, imported drilling rig and poor crews."

"They have drilled vertically down to the Bakken formation around 11,000 feet and recovered drill bit cuttings and measured respectable gas shows. Wellbore diagnostic surveys were run that showed a normal Bakken interval for this area. They are encouraged by what they encountered; as am I. They have come up to around 9,000 feet, and as of this PR, were preparing to begin building the curve to horizontally enter the Bakken formation. With two wells to drill before we become financially involved, they have a lot of time to learn and/or get this rig in shape. We, along with our other partners, all hope for their success. We will continue to actively monitor their learning curve, and base our future expectations accordingly."

Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the "over-the- counter - bulletin board" under the symbol BSIC. Basic's web site is at www.basicearth.net where additional information about the Company can be accessed.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "should," "may," "will," "anticipate," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Report on Form 10-Q for the quarters ending June 30 and September 30, 2008, in addition to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2008, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.